POTOMAC FUNDS
                                 INVESTOR CLASS
                                DISTRIBUTION PLAN

                                   SCHEDULE A


        The maximum annualized fee rate pursuant to Paragraph 1 of the Potomac Funds Investor Class Distribution Plan shall be as follows:

        Potomac U.S./Short Fund
        Potomac OTC Plus Fund
        Potomac Dow 30 Plus Fund
        Potomac Small Cap Plus Fund
        Potomac Small Cap/Short Fund
        Potomac U.S. Government Money Market Fund
        Potomac ContraBond Fund
        Potomac 10 Year Plus Fund
        Potomac Dollar Bear Fund
        Potomac Short Real Estate Fund
        Potomac Commodity Bull Fund

               Up to 1.00% of the average daily net assets

        Potomac Horizon Fund
        Potomac Warwick Fund
        Evolution Managed Bond Fund
        Evolution Managed Equity Fund

               Up to 0.25% of the average daily net assets

        Potomac Dynamic HY Bond Fund

               Up to 0.40% of the average daily net assets


Dated:  August 1997, as amended January 18, 2005